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                                                                      EXHIBIT 23

                         Consent of Independent Auditors


We consent to the references to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of IMC Global Inc. for the registration of $400,000,000 of 10.875% Senior Notes due 2013 and to the inclusion or incorporation by reference therein of: (1) our report, dated January 27, 2003, except for Note 8 and Note 10, as to which the date is March 17, 2003, with respect to the consolidated financial statements of IMC Global Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002; (2) our report, dated January 27, 2003 except for Note 3 as to which the date is February 21, 2003, with respect to the financial statements of Phosphate Resource Partners Limited Partnership included in its Annual Report on Form 10-K for the year ended December 31, 2002; and (3) our report, dated January 27, 2003 except for Note 5 as to which the date is February 21, 2003, with respect to the consolidated financial statements of IMC Phosphates Company included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                  /s/ Ernst & Young LLP

Chicago, Illinois
January 30, 2004